Exhibit 99.2
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com

Reggie Chambers Appointed to Vail Resorts Board of Directors

BROOMFIELD, Colo. – March 11, 2024 - Vail Resorts, Inc. (NYSE: MTN) today announced that Reggie Chambers has been appointed to the company's board of directors.

Chambers is an executive vice president and the chief transformation officer for TIAA. Prior to joining TIAA in September 2023, he served as chief financial officer and head of strategy for the commercial banking division of JPMorgan Chase. During his six years at JPMorgan Chase, Chambers also served as chief administrative officer for consumer banking and wealth management and head of investor relations for the firm, a role for which he and his team were recognized by Institutional Investor as Best Investor Relations Professional and Best Investor Relations Team in sector.

His prior experiences include management consulting at McKinsey & Co., investing with 3i Group plc, an international private equity firm, and vice president in the investment banking division of Citigroup Global Markets Inc. He also has worked in the public sector and was appointed by President Obama as a White House Fellow at the White House National Economic Council. He began his career as a corporate lawyer in New York City and Madrid, Spain.

“We are thrilled to have Reggie join our board,” said Kirsten Lynch, chief executive officer of Vail Resorts. “Reggie is an accomplished finance executive who has had an impressive career driving strong financial performance and business transformation. His extensive financial expertise and acumen, along with his global business experience, will be an asset to our company as we continue to drive shareholder value and business growth.”

“I am excited to join the Vail Resorts board of directors,” said Chambers. “The company has seen incredible growth over the last decade as it has driven innovation with novel products such as its Epic Pass that have helped to transform the ski industry. I look forward to leveraging my experience to support Vail Resorts toward its future growth plans and continued financial success.”

Chambers earned his J.D. from Harvard Law School and his A.B. in Political Science, Spanish and Markets & Management from Duke University. Dedicated to creating educational opportunities for others, Chambers has served as an adjunct professor at Brooklyn College and Columbia University’s School of International and Public Affairs and currently serves on the board of Duke University’s undergraduate program. Additionally, he has served on the boards of the CUNY Graduate Center, the Bogliasco Foundation in Italy, and the Teachers Network. Originally from Mequon, Wisconsin, Chambers learned to ski in southeast Wisconsin, including at Vail Resorts’ Wilmot Mountain Resort. He currently lives in the greater New York City Area.

Chambers is Vail Resorts’ twelfth board member, joining recently appointed board member Iris Knobloch, as well as Sue Decker, Rob Katz, Kirsten Lynch, Nadia Rawlinson, John Redmond, Michele Romanow, Hilary Schneider, Bruce Sewell, John Sorte, and Peter Vaughn.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia – all available on the company's industry-changing Epic Pass. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.